Exhibit 99.1

Provention Bio Provides Regulatory Update for Teplizumab At-Risk Type 1 Diabetes Approval Pathway

RED BANK, N.J., November 22, 2021 — Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today provided an update on its ongoing efforts to address U.S. Food and Drug Administration (FDA) considerations cited in the Complete Response Letter (CRL) issued to the Company by the FDA on July 2, 2021, pertaining to comparability between the Company’s planned teplizumab commercial product and clinical drug product used in historical trials of teplizumab.

On November 18, 2021, the Company had a Type A meeting with the FDA to discuss the population pharmacokinetic (popPK) model to be used for the purpose of planned commercial and clinical drug product comparison. In preliminary meeting comments, the FDA approved the Company proceeding to populate the popPK model with data collected from patients receiving therapeutic doses of teplizumab in a pharmacokinetic/pharmacodynamic (PK/PD) substudy of the ongoing PROTECT Phase 3 trial in newly diagnosed type 1 diabetes (T1D) patients (Commercial Product N~30 patients, Clinical Drug Product N~130 patients).

The Company’s preliminary analysis from the popPK model produced the following top-line results:

Geometric mean of the ratio of commercial to clinical drug product [90% Confidence Interval (CI)]

●	83.2% AUC Infinity [CI: 76.9 – 89.9]
●	85.3% AUC Day 13 [CI: 78.0 – 93.3]
●	86.5% CMAX [CI: 83.9 – 89.3]

These results are not final and are subject to ongoing review of both the data and the popPK model by the FDA and the Company.

As anticipated, given teplizumab’s target mediated mechanism of clearance, the difference in exposure (AUC Day 13 and 0-infinity) between commercial product and clinical drug product observed in a prior single, fractional low dose PK/PD study in healthy volunteers, is greatly reduced when the products are administered and compared in accordance with the higher therapeutic dosing regimen used in T1D patients. Along with previously reported physicochemical and pharmacodynamic data, as well as the immunogenicity and safety profiles, it is the Company’s current opinion that, collectively, these preliminary results support comparability of the commercial product and clinical drug product. The FDA, the ultimate decision maker on the matter, is conducting an independent review of the data and may have a different opinion. The Company looks forward to further discussing these results with the FDA to support the FDA’s review.

“We are very pleased that we were able to reach agreement with the FDA on progressing the popPK model, which enabled us to generate the comparability results being shared with you today,” said Ashleigh Palmer, Co-Founder and CEO of Provention Bio. “We are encouraged by these preliminary results, which we believe are consistent with our understanding of the target mediated clearance mechanism of teplizumab and could potentially explain the differences observed in the previously reported single, fractional low dose PK/PD study in healthy volunteers. We look forward to continuing our discussions with the FDA as they conduct their own review of the data and determine the next steps in the pathway to the Company’s goal of ultimately providing teplizumab to T1D patients who are at risk of developing end-stage insulin-dependent disease.”

Additionally, at the Type A meeting held on November 18, 2021, the FDA expressed its concurrence with the Company proceeding to schedule a Type B, pre-Biologics License Application (BLA) re-submission meeting.

The Unmet Need in Type 1 Diabetes (T1D):

Over 1.6 million Americans have T1D, an autoimmune disease caused by the destruction of beta cells. Diagnosis of T1D usually occurs in children and young adults, but it can happen at any age after symptoms appear when a person cannot make enough insulin. However, T1D starts in the body long before any symptoms and can be detected through a blood test. The psychological impact of T1D is hard to quantify, but a diagnosis is life-altering, and regular monitoring and maintenance can be extremely stressful. T1D typically takes more than a decade off a person’s life, and life expectancy is reduced by 16 years on average for people diagnosed before the age of 10. Insulin therapy and glucose monitoring are currently the standard of care for treating clinical-stage T1D, and are necessary to keep T1D patients alive. The constant monitoring and administration of insulin represents a significant life-long burden for patients. No disease-modifying treatments for T1D are currently available.

About Teplizumab (PRV-031):

Teplizumab is an investigational anti-CD3 monoclonal antibody (mAb) being developed for the delay of clinical type 1 diabetes (T1D) in at-risk individuals. In the pivotal TN-10 Study, a single 14-day course of teplizumab delayed insulin-dependent, clinical-stage disease by a median of at least two years in presymptomatic patients with Stage 2 T1D compared to placebo. The observed adverse events were mechanism-based, transient, and predictable, including lymphopenia, transaminase elevations, rash, and cytokine release events. These results were published in the New England Journal of Medicine and simultaneously presented at the American Diabetes Association meeting in 2019. More than 800 patients have received teplizumab in multiple clinical studies involving more than 1,000 subjects. In previous studies of newly diagnosed patients, teplizumab consistently demonstrated the ability to preserve beta-cell function as shown by C-peptide, a measure of endogenous insulin production. It correspondingly reduced the need for insulin use. Teplizumab has been granted Breakthrough Therapy Designation by the FDA and PRIME designation by the European Medicines Administration. Provention is currently also evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D (the Phase 3 PROTECT study).

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including type 1 diabetes, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the medical need in T1D at-risk patients, the potential therapeutic effects and safety of teplizumab in at-risk T1D patients, the Company’s preliminary analysis and ongoing review of the results of the PK/PD substudy data, the potential for PK/PD substudy data and analyses to address the FDA’s PK comparability considerations, the timing of the FDA’s review of such data and analyses if submitted by the Company and the Company’s plans to address the other matters raised in the CRL. These statements may be identified by the use of forward-looking words such as “will,” “believe,” and “may,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to FDA disagreeing with the Company’s interpretation of data and analysis, including the preliminary PK/PD data referenced in this release which could change as these data are finalized; delays in or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; any inability to successfully work with FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including any inability to provide the FDA with PK/PD data from our ongoing Phase 3 PROTECT study or other data sufficient to support an approval of the BLA for teplizumab; any inability to satisfactorily address other matters cited in the CRL including relating to product quality, the safety update required by FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

Sam Martin, Argot Partners

sam@argotpartners.com

212-600-1902

Media Contact:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808